____Check box if no longer subject to Section 16. Form 4 or Form 5 oligations may continue. See Instruction 1(b).

	                U.S. SECURITIES AND EXCHANGE COMMISSION
	                         Washington, D.C. 20549

	                                 FORM 5
	          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
     Landau        Ralph	N.
     (Last)       (First)   (Middle)

   383 Route 46 West
       (Street)

   Fairfield     NJ      07004
    (City)     (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol 		"BPRX"

   	BRADLEY PHARMACEUTICALS, INC.

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year					 12/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all
applicable)
_____Director						_____10 % Owner
__X__Officer (give title below)			_____Other (specify below)

Vice Pres. - Manufacturing

7. Individual or Joint/Group Reporting (Check Applicable Line)
__X__Form Filed by One Reporting Person
_____Form Filed by More than One Reporting Person
			_________________________

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned
 1. Title of Security (Instr.3)
 2. Transaction Date (Month/Day/Year)
2A. Deemed Execution Date, if any (Month/Day/Year)
 3. Transaction Code (Instr.8)
 4. Securities Acquired (A) or Disposed of (D) (Instr.3,4 and 5)
 5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr.3 and 4)
 6. Ownership Form: Direct (D) or Indirect (I) (Instr.4)
 7. Nature of Indirect Beneficial Ownership (Instr.4)


FORM 5 (continued)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

 1. Title of Derivative Security (Instr.3)
     Options (right to buy)
 2. Conversion or Exercise Price of Derivative Security
(1)  9.97
(2)  9.97
(3)  9.97
 3. Transaction Date (Month/Day/Year)
(1)
(2)
(3)
3A. Deemed Execution Date, if any (Month/Day/Year)
 4. Transaction Code (Instr.8)
(1)
(2)
(3)
 5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3,4 and 5)
(1)
(2)
(3)
 6. Date Exercisable and Expiration Date (Month/Day/Year)
(1)  Exercisable - 10/21/03 Expiration - 10/20/12
(2)  Exercisable - 10/21/04 Expiration - 10/20/12
(3)  Exercisable - 10/21/05 Expiration - 10/20/12
 7. Title and Amount of Underlying Securities
   (Instr. 3 and 4)
(1)  Title - Common Stock 	Number of Shares - 5,000
(2)  Title - Common Stock 	Number of Shares - 5,000
(3)  Title - Common Stock 	Number of Shares - 5,000
 8. Price of Derivative Security (Instr.5)
(1)  9.97
(2)  9.97
(3)  9.97
 9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr.4)
(1)  5,000
(2)  5,000
(3)  5,000
10. Ownership of Derivative Security: Direct (D) or Indirect (I)
    (Instr.4)
     (D)
11. Nature of Indirect Beneficial Ownership (Instr.4)

Explanation of Responses:
Note: 401(k) Match subject to a vesting schedule of 20% for each completed year of service

/s/Ralph N. Landau     				February 7, 2003

---------------------------			---------------
**Signature of Reporting Person		Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

SEC 2270 (9-02)